Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 27, 2025, with respect to the consolidated financial statements of Galaxy Digital Inc., included herein, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

New York, New York
October 20, 2025